Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-268822 on Form S-4 of iStar Inc. of our reports dated February 24, 2022, relating to the financial statements of iStar Inc. and the effectiveness of iStar Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of iStar Inc. for the year ended December 31, 2021. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

New York, NY

January 26, 2023